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                                                                    EXHIBIT 99.3

CYCH, INC.


FOR IMMEDIATE RELEASE

CYCH, INC.

      CYCH (FORMERLY CYBERCASH, INC.) ANNOUNCES FIRST LIQUIDATING DIVIDEND

               Also agrees to sell Commission Junction investment

RESTON, VA. (Dec. 20, 2001) - CYCH, Inc., (OTC: CYCHQ), f/k/a CyberCash, Inc. announced today that the initial liquidating dividend to be paid upon surrender of its common shares will be $0.25 per share. The dividend will be paid on or about December 24, 2001, or upon surrender of outstanding common stock certificates in accordance with a transmittal letter being mailed to all record holders of the common stock as of December 4, 2001.

The transfer ledger for the CYCH stock was closed effective December 4, 2001, but the stock continues to trade under the symbol CYCHQ. Tom LaHaye, the Plan Administrator responsible for winding up the company's affairs, explained, "Record holders of our common stock will receive transmittal letters from our transfer agent, EquiServe, providing instructions to return their certificates and receive this dividend as well as pro-rata future distributions. Shareholders holding shares in street name through banks and brokers will receive their distributions through those relationships. The common stock was cancelled on December 4, and since then, investors have been trading the right to receive liquidating dividends. We currently anticipate at least one additional distribution in 2002".

CYCH also announced it has agreed to sell its investment in Commission Junction, Inc., a pay-for-performance Internet advertising network for approximately $2.3 million cash. The company filed a motion in bankruptcy Court yesterday requesting approval for the proposed transaction, scheduled to close in early 2002. Mr. LaHaye stated "We're pleased to have reached a favorable outcome regarding Commission Junction in this difficult market."

CYCH and its Tellan and ICVerify subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on March 2, 2001. CYCH conducted an auction of its assets on April 11, 2001, which resulted in the sale of its Internet payment processing business to Verisign, Inc. and its software businesses, including the ICVerify and Tellan subsidiaries, to First Data Merchant Services. ICVerify and Tellan were dismissed from the bankruptcy proceedings.

Information about CYCH can be found at www.cych.com. Information about the bankruptcy proceeding can be found at www.deb.uscourts.gov.

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